Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Blade Air Mobility, Inc. on Form S-8 of our report dated January 18, 2021, except for Note 11 of which the date is January 27, 2021 with respect to our audits of the consolidated financial statements of Blade Urban Air Mobility, Inc. as of September 30, 2020 and 2019 and for the two years in the period ended September 30, 2020 appearing in the Registration Statement on Form S-4 of Experience Investment Corp.

/s/ Marcum llp

Marcum llp

Melville, NY

July 14, 2021